CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 14 to Registration Statement No. 33-87472 on Form N-1A of our report dated
May 19, 2006, relating to the financial statements and financial highlights of
Morgan Stanley Technology Fund (formerly Morgan Stanley Information Fund) (the
"Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2006, and to the references to us on the cover page of the
Statement of Additional Information and under the captions "Financial
Highlights" in the Prospectus and "Custodian and Independent Registered Public
Accounting Firm" and "Financial Statements" in the Statement of Additional
Information, which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
July 24, 2006